 Exhibit 10.1

Amerx Healthcare Corporation (Clearwater, Florida)

Job Offer – Salary & Benefit Statement

Presented To: George Borak Date: May 23, 2012

Position Title: VP of Sales

Reporting to: Justice Anderson, President of Amerx

Annual Base Salary: $150,000

Additional Compensation:

Plus Benefits, as outlined in the current Procyon Employee Handbook:

•	Health Insurance Benefits (Family, Dental & Vision): $18,769.44 annually.

•	Living/Travel Expenses (up to $1,500/month for 6 months): $9,000

o	This will be a receipt-based expense check.
o	Willing to re-evaluate time extension @ 6 month based on necessity.

•	Moving Expenses: Will negotiate a fair rate for moving following discovery of rates and content needed to move to Florida.

•	Growth Incentive Program: Incentive will be based on growth over previous fiscal year sales. Estimated Fiscal 2012 sales – 2.7 Million

o	3.5% Incentive based on a sales growth up to 15.00%
o	4.25% Incentive bases on a sales growth up to 30.00%
o	4.75% Incentive based on a sales growth in excess of 30.01% and 5,000 Shares of Procyon Stock.

•	Incentive Program will be evaluated annually.

•	Employee will receive 2 weeks paid vacation from July 1st, 2012 through the first year anniversary. (Additional time allotted to allow for moving from WVA to FL.)

•	If Amerx Health Care/Procyon Corporation chooses to terminate the employee’s employment without cause within the first 12 months of the employees start date, employee will be entitled to a separation package of 6 month’s base salary from the date of termination. The term “cause” for the purposes of this agreement shall be defined as the following:

Amerx Healthcare Corporation	1300 S. Highland Ave., Clearwater, FL 33756	727-447-2998

A. Fraud,

B. Embezzlement,

C. Conviction of EXECUTIVE of any crime,

D. Any act of moral turpitude,

E. Frequent intoxication due to alcohol or drug use,

F. Willful misconduct by EXECUTIVE intended to result in personal enrichment of EXECUTIVE at the expense of the company or which has an adverse impact on the business or reputation of the company as determined by the Board of Directors in the Board's sole discretion,

G. Negligence or intentional acts resulting in damage to the property, reputation or business of the company,

H. The inability of the EXECUTIVE to perform EXECUTIVE duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the company, or

I. Failure of EXECUTIVE to accomplish the sales goals set for the EXECUTIVE by the President, failure or refusal to adequately perform duties as assigned by the President or his designee.

An annual performance evaluation will be conducted on or around the employee’s anniversary date.

This offer is contingent upon signing this form, the Confidentiality Agreement and the Non-Competition Agreement no later than your date of hire.

All of the above is contingent upon your continued employment with Amerx Healthcare Corporation.

Separation from Amerx for any reason will negate the above agreement.

This offer is void after June 6th, 2012.

Start Date: June 11, 2012 and working out of the Clearwater Office by June 18, 2012.

______________________________________	_______________________________
George Borak, VP of Sales	Date

_______________________________________	_______________________________
Justice Anderson, President Amerx	Date

Amerx Healthcare Corporation	1300 S. Highland Ave., Clearwater, FL 33756	727-447-2998